Exhibit 10.3

Employment Agreement

This Employment Agreement (the “Agreement”) is made as of November 29, 2010, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and David L. Kennedy (“Executive”).

NOW, THEREFORE, in consideration of the premises and mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and Executive, the parties hereto agree as follows.

1.                    Employment; Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement.  This term of employment of Executive under this Agreement (the “Term”) shall be the period commencing on the date hereof and ending on December 31, 2013, subject to earlier termination in accordance with Section 4 hereof.

2.                    Position and Duties.  During the Term, Executive will serve as Executive Vice Chairman of the Company and, subject to annual nomination by the Board of Directors of the Company (the “Board”) and election by the Company’s stockholders, the Board and as an officer or director of any subsidiary or affiliate of the Company if elected to any such position by the stockholders or by the board of directors of any such subsidiary or affiliate, as the case may be.  In such capacities, Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions, including without limitation primary responsibility for overseeing the operational and financial performance of the Company and managing with and as directed by the Chief Executive Officer of the Company the Company’s business unit leaders, and as otherwise may be assigned to Executive from time to time by the Chief Executive Officer of the Company or upon the authority of the Board.  Unless otherwise determined by the Board, Executive will report to the Chief Executive Officer of the Company.  Subject to Section 4(e) hereof, Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine from time to time.  Executive hereby agrees to accept such employment and to serve the Company and its subsidiaries and affiliates to the best of Executive’s ability in such capacities, devoting substantially all of Executive’s business time to such employment; provided, however, that Executive shall be entitled to devote reasonable time to (i) manage his personal investments and otherwise attend to personal affairs, including family financial and legal affairs, (ii) teach, lecture or perform other public-service activities, and (iii) serve on the boards of directors of up to three public corporations or other entities with the approval of the Company (it being understood that Executive’s service as Vice Chairman and executive officer of, and a member of the boards of directors of, Revlon Inc. and Revlon Consumer Products Corp. is hereby approved), each in a manner that does not materially conflict or unreasonably interfere with his responsibilities hereunder. Unless otherwise determined by the Board, Executive will work from the Company’s offices in Alpharetta, Georgia.

3.                    Compensation.

(a)                                  Base Salary.  During the Term, Executive will receive a base salary of one million U.S. Dollars (US$1,000,000) per annum (pro-rated for any partial year), payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive.  In the event that the Company, in its sole discretion, from time to time determines to increase Executive’s base salary, such increased amount shall, from and after the effective date of such increase, constitute the “base salary” of Executive for purposes of this Agreement.

(b)                                 Incentive Compensation.  Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board (the “Compensation Committee”) in accordance with the applicable incentive compensation plan of the Company as in effect from time to time (“Incentive Compensation”).  Under such plan, Executive shall have the opportunity annually (beginning with respect to the 2011 performance period) to earn up to 100% of Executive’s base salary as Incentive Compensation at “target opportunity” (“Target Bonus”) and up to 200% of Executive’s base salary as Incentive Compensation at “maximum opportunity” on the terms and subject to the conditions of such plan (any such Incentive Compensation to be subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive).

(c)                                  Eligibility for Annual Equity Awards.  Executive shall be eligible to receive an annual grant of stock options, restricted stock units or other equity awards with a value up to 155% of Executive’s base salary in the sole discretion of the Compensation Committee and in accordance with the applicable plans and programs for senior executives of the Company and subject to the Company’s right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest of Executive under any such plan or program.

(d)                                 Expense Reimbursement.  Subject to Section 3(f) hereof, the Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement, on a timely basis upon timely submission by Executive of vouchers therefor in accordance with the Company’s standard procedures.

(e)                                  Health and Welfare Benefits.  Executive has advised the Company that he receives certain benefits from a former employer.  Accordingly, Executive will not participate in any medical insurance, group health, disability, life insurance, accidental death and dismemberment insurance, or other retirement plan or program that is made available to employees by the Company.  However, Executive shall be entitled to participate, without discrimination or duplication, in any 401(k), deferred compensation or stock ownership plan or program that is made generally available by the Company to other senior executives in accordance with the terms of such plans and programs and subject to the Company’s right to at any time amend or terminate any such plan or program.  Executive shall be entitled to four (4) weeks of paid vacation per annum, holidays consistent with the Company’s policies, and any other time off in accordance with the Company’s policies in effect from time to time.

(f)                                    Taxes and Internal Revenue Code 409A.  Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 4 of this Agreement shall be subject to all legally required and customary withholdings.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations (“Section 409A”).  Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A.  In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under Section 4 of this Agreement, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six (6) months following termination of employment).  Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg.

Section 1.409A-1(h)) with the Company other than as a result of Executive’s death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A).  Any remaining payments or benefits shall be made as otherwise scheduled hereunder.  Furthermore, to the extent any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payments or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

4.                                       Termination of Employment.  Executive’s employment may be terminated at any time prior to the end of the Term under the terms described in this Section 4.

(a)                                  Termination by Executive for Other than Good Reason.  Executive may terminate Executive’s employment hereunder for any reason or no reason upon 60 days’ prior written notice to the Company referring to this Section 4(a); provided, however, that a termination by Executive for “Good Reason” (as defined below) shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 4(a).  In the event Executive terminates Executive’s employment for other than Good Reason, Executive shall be entitled only to the following compensation and benefits (collectively, the “Standard Termination Payments”):

(i)                           any accrued but unpaid base salary for services rendered by Executive to the date of such termination, payable in accordance with the Company’s regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law and regulations or as may be agreed to by Executive;

(ii)                        all vested non-forfeitable amounts owing or accrued at the date of such termination under benefit plans, programs and arrangements set forth or referred to in Section 3(e) hereof in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

(iii)                     except as provided in Section 5.6 hereof, all stock options, restricted stock units and other equity-based awards will be governed by the terms of the plans and programs under which such options, restricted stock units or other awards were granted; and

(iv)                    reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with Section 3(d) hereof.

(b)                                 Termination By Reason of Death.  If Executive dies during the Term, the last beneficiary designated by Executive by written notice to the Company (or, in the absence of such designation, Executive’s estate) shall be entitled to the following compensation and benefits:

(i)                                     the Standard Termination Payments; and

(ii)                                  a lump sum payment equal to Executive’s annual base salary, payable within 30 days of death.

(c)                                  Termination By Reason of Total Disability.  The Company may terminate Executive’s employment in the event of Executive’s “Total Disability.”  For purposes of this Agreement, “Total Disability” shall mean Executive’s (1) becoming eligible to receive benefits under any long-term disability insurance program of the Company or (2) failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period due to physical or mental incapacity or impairment.  In the event that Executive’s employment is terminated by the Company by reason of Total Disability, the Company shall pay the following amounts, and make the following other benefits available, to Executive:

(i)                                     the Standard Termination Payments;

(ii)                                  an amount equal to the sum of (A) Executive’s annual base salary and (B) Executive’s “Severance Bonus Amount” (as defined below), payable over a period of twelve (12) months after such termination in accordance with Section 4(f) of this Agreement; provided such amount shall be reduced by any disability payments provided to Executive as a result of any disability plan sponsored or maintained by the Company or its affiliates providing benefits to Executive.  For purposes of this Agreement, “Severance Bonus Amount” shall mean an amount equal to the highest annual Incentive Compensation paid to Executive in respect of the two (2) most recent fiscal years of the Company but not more than Executive’s Target Bonus for the-then current fiscal year (provided if Executive was not employed by the Company during the prior fiscal year, the Severance Bonus Amount shall be Executive’s Target Bonus for the then current fiscal year); and

(iii)                               no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs.

(d)                                 Termination by the Company for Cause.  The Company may terminate the employment of Executive at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean: (i) gross neglect by Executive of Executive’s duties hereunder; (ii) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any non-felony crime or offense involving the property of the Company or any of its subsidiaries or affiliates or evidencing moral turpitude; (iii) willful misconduct by Executive in connection with the performance of Executive’s duties hereunder; (iv) intentional breach by Executive of any material provision of this Agreement; (v) material violation by Executive of a material provision of the Company’s Code of Conduct; or (vi) any other willful or grossly negligent conduct of Executive that would make the continued employment of Executive by the Company materially prejudicial to the best interests of the Company.  In the event Executive’s employment is terminated for “Cause,” Executive shall not be entitled to receive any compensation or benefits under this

Agreement except for the Standard Termination Payments.  For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by Executive knowingly, purposefully and not in good faith.

(e)                                  Termination by the Company without Cause or by Executive for Good Reason.  The Company may terminate Executive’s employment at any time without Cause, for any reason or no reason, and Executive may terminate Executive’s employment for “Good Reason.”  For purposes of this Agreement “Good Reason” shall mean that, without Executive’s prior written consent, any of the following shall have occurred:  (i) a material change, adverse to Executive, in Executive’s positions, titles, offices, or duties as provided in Section 2 hereof, except, in such case, in connection with the termination of Executive’s employment for Cause or due to Total Disability, death or expiration of the Term; (ii) an assignment of any significant duties to Executive which are materially inconsistent with Executive’s positions or offices held under Section 2 hereof; (iii) a material decrease in base salary or material decrease in Executive’s incentive compensation opportunities provided under this Agreement; (iv) change the location of Executive’s office from the existing location in Alpharetta, Georgia to a place not within forty (40) miles of the existing location in Alpharetta, Georgia; (v) any other material failure by the Company to perform any material obligation under, or material breach by the Company of any material provision of, this Agreement; provided, however, that a termination by Executive for Good Reason under any of clauses (i) through (v) of this Section 4(e) shall not be considered effective unless Executive shall have provided the Company with written notice of the specific reasons for such termination within thirty (30) days after he has knowledge of the event or circumstance constituting Good Reason and the Company shall have failed to cure the event or condition allegedly constituting Good Reason within thirty (30) days after such notice has been given to the Company.  In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (and not, for the avoidance of doubt, in the event of a termination pursuant to Section 4(a), (b), (c) or (d) hereof or due to the expiration of the Term), the Company shall pay the following amounts, and make the following other benefits available, to Executive.

(i)                                     the Standard Termination Payments;

(ii)                                  an amount equal to (A) two (2) multiplied by (B) the sum of (1) Executive’s annual base salary and (2) Executive’s Severance Bonus Amount, such amount payable over a period of twenty-four (24) months after such termination in accordance with Section 4(f) of this Agreement;

(iii)                               no later than March 15 following the end of the year in which such termination occurs, in lieu of any Incentive Compensation for the year in which such termination occurs, payment of an amount equal to (A) the Incentive Compensation which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which such termination occurred, multiplied by (B) a fraction the numerator of which is the number of days Executive was employed in the year in which such termination occurs and the denominator of which is the total number of days in the year in which such termination occurs; and

(iv)                              subject to Section 5.6 hereof and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all stock options, restricted stock units and other equity-based awards held by Executive at such termination will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.

(f)                                    Timing of Certain Payments under Section 4.  Payments pursuant to Sections 4(c)(ii) and 4(e)(ii), if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over the applicable period of months contemplated by such Sections following the date of termination (subject to such deductions or amounts to be withheld as required by applicable law and regulations); provided, however, that if and to the extent necessary to prevent any acceleration or additional tax under Section 409A, such payments shall be made as follows:  (i) no payments shall be made for a six-month period following the date of Executive’s separation of service (as defined in Section 409A(a)(2)(B)(i) of the Code) with the Company; (ii) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month period shall be paid in a lump sum six (6) months following the date of Executive’s separation of service with the Company (subject to such deductions or amounts to be withheld as required by applicable law and regulations); and (iii) during the period beginning six (6) months following Executive’s separation of service with the Company through the remainder of the applicable period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices (subject to such deductions or amounts to be withheld as required by applicable law and regulations).  In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if and to the extent necessary to comply with Section 409A, amounts payable following termination of employment in a lump sum, including pursuant to Sections 4(c)(iii) and 4(e)(iii) of this Agreement, shall instead be paid six (6) months following the date of Executive’s separation of service (subject to such deductions or amounts to be withheld as required by applicable law and regulations).

(g)                                 No Obligation to Mitigate.  Executive shall have no obligation to mitigate damages pursuant to this Section 4, but shall be obligated to promptly advise the Company regarding obtaining other employment providing health insurance benefits with respect to services provided to another employer during any period of continued payments pursuant to this Section 4.  The Company’s obligation to make continued insurance payments to or on behalf of Executive shall be reduced by any insurance coverage obtained by Executive during the severance period through employment by another entity (without regard to when such coverage is paid).

(h)                                 Set-Off.  To the fullest extent permitted by law and provided an acceleration of income or the imposition of an additional tax under Section 409A would not result, any amounts otherwise due to Executive hereunder (including, without limitation, any payments pursuant to this Section 4) shall be subject to set-off with respect to any amounts Executive otherwise owes the Company or any subsidiary or affiliate thereof.

(i)                                     No Other Benefits or Compensation.  Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

(j)                                     Release of Employment Claims; Compliance with Section 5.  Executive agrees, as a condition to receipt of any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments), that Executive will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive’s employment (other than enforcement of this Agreement).  The Company shall provide Executive with the proposed form of release referred to in the immediately preceding sentence no later than two (2) days following the date of termination.  Executive shall have 21 days to consider the release and, if he executes the release, shall have seven (7) days after execution of the release to revoke the release, and, absent such revocation, the release shall become binding.  Provided Executive does not revoke the release, payments contingent on the release (if any) shall be paid no earlier than eight (8) days after execution thereof in accordance with the applicable provisions herein.  The Company’s obligation to make any termination payments and benefits provided for in this Section 4 (other than the Standard Termination Payments) shall immediately cease if Executive willfully and materially breaches Section 5.1, 5.2, 5.3, 5.4, or 5.8 hereof.

5.                                       Noncompetition; Non-solicitation; Nondisclosure; etc.

5.1 Noncompetition; Non-solicitation.

(a)                                  Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3 and 4 hereof), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time (as defined in Section 5.1(e) hereof), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 5, “Competing Business” shall mean any business: (i) involving design and production of instant lottery tickets and the management of related marketing and distribution programs; manufacture, sale, operation or management of on-line lottery systems (Lotto-type games), video gaming, including fixed odds or server-based betting terminals and video lottery terminals; development and commercialization of licensed and other proprietary game entertainment for all lottery product channels; provision of wagering (whether pari-mutuel (pooled) or otherwise) or venue management services for racetracks and off-track betting facilities; production of prepaid cellular phone cards; or any other business in which the Company or its affiliates is then or was within the previous eighteen (18) months engaged or in which the Company, to Executive’s knowledge, intends to engage during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which was conducted anywhere in the United States or in any other geographic area in which such business was conducted or planned to be conducted by the Company.  Nothing in this Section 5 is intended to preclude the unknowing ownership or trading of securities in a competing business through a mutual fund by Executive.  Moreover, the acquisition of up to 2% of the outstanding equity, debt securities, or other equity interests or any person, corporation, partnership, or other business entity for passive investment purposes shall not, in and of itself, be construed as engaging in a Competing Business.

(b)                                 In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 3 and 4 hereof), Executive agrees that, during the Term (including any extensions thereof) and during the Covered Time, Executive shall not, directly or indirectly:  (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

(c)                                  During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Executive will provide copies of Section 5 of this Agreement to the Competitor, and

(B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances.  Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement. For purposes of this Agreement, “Competitor” shall mean any person or entity (other than the Company, its subsidiaries or affiliates) that engages, directly or indirectly, in the United States in any Competing Business.

(d)                                 Executive understands that the restrictions in this Section 5.1 may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 3 and 4 hereof) is sufficient to justify such restrictions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that Executive will not assert in any forum that such restrictions prevent Executive from earning a living or otherwise should be held void or unenforceable.

(e)                                  For purposes of this Section 5.1, “Covered Time” shall mean the period beginning on the date of termination of Executive’s employment (the “Date of Termination”) and ending eighteen (18) months after the Date of Termination.

5.2       Proprietary Information; Inventions.

(a)                                  Executive acknowledges that, during the course of Executive’s employment with the Company, Executive necessarily will have (and during any employment by, or affiliation with, the Company prior to the Term has had) access to and make use of proprietary information and confidential records of the Company.  Executive covenants that Executive shall not during the Term or at any time thereafter, directly or indirectly, use for Executive’s own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law.  The term “proprietary information” means:  (i) the software products, programs, applications, and processes utilized by the Company; (ii) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (iii) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (iv) any information relating to the Company’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by the Company; (vi) any information that, to Executive’s actual knowledge, the Company ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of the Company’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which the Company, to Executive’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on an unrestricted, non-confidential basis from a source other than the Company or its directors, officers, Executives, or agents (without breach of any obligation of confidentiality of which Executive has actual knowledge at the time of the relevant disclosure by Executive).  Notwithstanding the foregoing and Section 5.3 hereof, Executive may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in the performance of his duties as a director or employee of the Company, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information (provided that in such case Executive shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by the Company to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public or trade without his violation of this Agreement, or (D) disclosed to Executive’s spouse, attorney and/or his personal tax and financial advisors to the extent reasonably necessary to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 5.2 or Section 5.3 by Executive.

(b)                                 Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by Executive during the Term (and during any employment by, or affiliation with, the Company prior to the Term) shall belong to the Company, provided that such Inventions grew out of Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of Executive’s inventorship.  If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by Executive within two (2) years after the termination of Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.  Executive agrees that Executive will not assert any rights to any Invention as having been made or acquired by Executive prior to the date of this Agreement, except for Inventions, if any, disclosed in Exhibit A to this Agreement.

5.3  Confidentiality and Surrender of Records.  Executive shall not, during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by the Company, nor shall Executive retain, and will deliver promptly to the Company, any of the same following termination of Executive’s employment hereunder for any reason or upon request by the Company.  For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive’s possession or under Executive’s control or accessible to Executive which contain any proprietary information.  All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

5.4  Non-disparagement.  Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process.

5.5 No Other Obligations.  Executive represents that Executive is not precluded or limited in Executive’s ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant.  Executive covenants that Executive shall not employ the trade secrets or proprietary information of any other person in connection with Executive’s employment by the Company without such person’s authorization.

5.6 Forfeiture of Outstanding Equity Awards; “Clawback” Policies.  The provisions of Section 4 hereof notwithstanding, if Executive willfully and materially fails to comply with Section 5.1, 5.2, 5.3, 5.4, or 5.8 hereof, all options to purchase common stock, restricted stock units and other equity-based awards granted by the Company (whether prior to, contemporaneous with, or subsequent to the date hereof) and held by Executive or a transferee of Executive shall be immediately forfeited and cancelled.  Executive acknowledges and agrees that, notwithstanding anything contained in this Agreement or any other agreement, plan or program, any incentive-based compensation or benefits contemplated under this Agreement (including Incentive Compensation and equity-based awards) shall be subject to recovery by the Company under any compensation recovery or “clawback” policy, generally applicable to senior executives of the Company, that the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed.

5.7 Enforcement.  Executive acknowledges and agrees that, by virtue of Executive’s position, services and access to and use of confidential records and proprietary information, any violation by Executive of any of the undertakings contained in this Section 5 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5.  Executive waives posting of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

5.8 Cooperation with Regard to Litigation.  Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative.  In addition, except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), to assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company.  The Company agrees to pay (or reimburse, if already paid by Executive) all reasonable expenses actually incurred in connection with Executive’s cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that the Company’s counsel may not ethically represent Executive in connection with such action, suit or proceeding due to actual or potential conflicts of interests.

5.9 Survival.  The provisions of this Section 5 shall survive the termination of the Term and any termination or expiration of this Agreement.

5.10 Company.  For purposes of this Section 5, references to the “Company” shall include the Company and each subsidiary and/or affiliate of the Company.

6.                                       Code of Conduct.  Executive acknowledges that he has read the Company’s Code of Conduct and agrees to abide by such Code, as amended or supplemented from time to time, and other policies applicable to employees and executives of the Company.

7.                                       Indemnification.  The Company shall indemnify Executive to the full extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Executive may be made a party by reason of Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

8.                                       Assignability; Binding Effect.  Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below.  The Company may assign this Agreement and the Company’s rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company (or a business unit of the Company for which Executive provided services) prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company’s obligations and be bound by this Agreement.  For purposes of this Agreement, “Successor” shall mean any person that succeeds to, or has the practical ability to control, the Company’s business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets.  The Company may also assign this Agreement and the Company’s rights and obligations hereunder to any affiliate of the Company, provided that upon any such assignment the Company shall remain liable for the obligations to Executive hereunder.  This Agreement shall be binding upon and inure to the benefit of Executive, Executive’s heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.                                       Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties hereto with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party hereto with respect thereto except as expressly set forth herein.  Except as contemplated by Section 3(f) hereof, this Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party hereto charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party hereto shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay by either party hereto in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party hereto of any such right or remedy shall preclude other or further exercise thereof.

10.                                 Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced.  The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced.  In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

11.                                 Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive’s employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

12.                                 Governing Law; Arbitration.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

(b)                                 Arbitration.

(i)                                     Executive and the Company agree that, except for claims for workers’ compensation, unemployment compensation, and any other claim that is non-arbitrable under applicable law, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Executive’s employment, and/or termination of employment, with the Company; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 5 hereof.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  For purposes of entering such judgment or seeking injunctive relief with regard to Section 5 hereof, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of the State of New York, New York County; or (iii) any other court having jurisdiction; provided that damages for any alleged violation of Section 5 hereof, as well as any claim, counterclaim or cross-claim brought by Executive or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein.  The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum.  Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including, but not limited to, any claim for breach of contract, fraud, fraud in the inducement, unpaid wages, wrongful termination, and gender, age, national origin, sexual orientation, marital status, disability, or any other protected status.

(ii)                                  Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration.  The

Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators.  Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise.  Executive understands that he is giving up no substantive rights, and this Agreement simply governs forum.  The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs.  Executive shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

(c)                                  WAIVER OF JURY TRIAL.  BY SIGNING THIS AGREEMENT, EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THE RIGHT TO A COURT TRIAL AND TRIAL BY JURY IS OF VALUE, AND KNOWINGLY AND VOLUNTARILY WAIVE THAT RIGHT FOR ANY DISPUTE SUBJECT TO THE TERMS OF THIS ARBITRATION PROVISION.

13.                                 Titles and Captions.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

14.                                 Joint Drafting.  In recognition of the fact that the parties hereto had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable.  If any language in this Agreement is found or claimed to be ambiguous, each party hereto shall have the same opportunity to present evidence as to the actual intent of the parties hereto with respect to any such ambiguous language without any inference or presumption being drawn against any party hereto.

15.                                 Notices.  All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to Scientific Games Corporation, Attn General Counsel, at 750 Lexington Avenue, 25th Floor, New York, NY 10022, (b) to Executive, at the last address shown in the Company’s records, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name:	Jeffrey S. Lipkin
Title:	Senior Vice President and Chief Financial Officer

EXECUTIVE

/s/ David L. Kennedy
Name: David L. Kennedy

Exhibit A

Inventions

None